Exhibit 99.(g)(6)

March 3, 2025

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention: Tricia Cormier, Vice President

Re: American Beacon Select Funds (the “Trust”)

Ladies and Gentlemen:

This letter is to advise you that the undersigned Trust has established a new series, the American Beacon Ionic Inflation Protection ETF (the “Fund”).

In accordance with the Additional Portfolios provision of Section 20 of the Custodian Agreement dated December 31, 1999 between the Trust and State Street Bank and Trust Company (as amended, modified or supplemented from time to time, the “Agreement”), the undersigned Trust hereby requests that you act as Custodian for the Fund.

For your convenience, attached as Schedule D hereto is a replacement of “Schedule D” to the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the undersigned Trust and retaining one copy for your records.

Sincerely,

AMERICAN BEACON SELECT FUNDS

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Vice President

Agreed:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrea E. Sharp
Name:	Andrea E. Sharp
Title:	Managing Director

Effective Date: March 3, 2025

Information Classification: Limited Access

PORTFOLIOS

Schedule D.1
Name of Portfolio	Effective Date
American Beacon U.S. Government Money Market Select Fund	December 1, 2001

Schedule D.2
Name of Portfolio (each, an “ETF Client”)	Effective Date
American Beacon AHL Trend ETF	August 23, 2023
American Beacon GLG Natural Resources ETF	February 1, 2024
American Beacon Ionic Inflation Protection ETF	March 3, 2025

Information Classification: Limited Access